Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports First Quarter 2014 Financial Results;

Reaffirms 2014 Financial Guidance

•	1Q14 EPS of $2.35 reflected solid results in Medicare Advantage, commercial group, and government businesses

•	2014 EPS guidance of $7.25 to $7.75 reaffirmed

•	2014 Medicare Advantage membership growth estimate raised to 395,000 to 435,000

•	2014 Medicare stand-alone PDP membership growth estimate raised to 550,000 to 600,000

•	2014 individual commercial membership growth estimate raised to 350,000 to 500,000

•	Favorable Medicare utilization partially offset by cost of new specialty drug for the treatment of Hepatitis C

LOUISVILLE, KY (May 7, 2014) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2014 (1Q14) of $2.35, compared to diluted earnings per common share (EPS) of $2.95 for the quarter ended March 31, 2013 (1Q13). Results from 1Q13 included $0.41 per diluted common share of benefit from the settlement of contract claims with the Department of Defense (DoD) related to previously-disclosed litigation and the absence of the impact of sequestration for the company’s Medicare business.

The company reaffirmed its estimate for EPS for the year ending December 31, 2014 (FY14) to be in the range of $7.25 to $7.75. The company’s 2014 EPS estimate now reflects a continuing expectation of improved performance from the company’s Medicare Advantage, commercial group and government businesses, higher than expected specialty drug costs for treatment of Hepatitis C, additional planned investments in clinical initiatives and lower investment spending and startup expenses for the company’s health care exchange business.

“Our first quarter results reflect our success in growing membership and timely engagement with our members, assisting them with their health conditions, especially chronic conditions. Our progress with our clinical programs has provided members stable benefits and improving quality ratings,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “We expect the strength of our integrated care delivery strategy combined with expanding enrollment opportunities, especially in our newer offerings, to position the company for further growth in a challenging Medicare funding environment.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues for 1Q14 were $11.71 billion, an increase of 11.7 percent from $10.49 billion in 1Q13, with total premiums and services revenue also up 11.8 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership and higher individual commercial membership, partially offset by the impact of sequestration.

Consolidated benefits expense

The 1Q14 consolidated benefit ratio (benefits expense as a percent of premiums) of 82.3 percent declined by 70 basis points from 83.0 percent for the prior year’s quarter primarily due to lower benefit ratios in both the Retail and Employer Group segments. The company experienced favorable prior-year medical claims reserve development of $297 million in 1Q14 compared to $266 million in 1Q13.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.4 percent for 1Q14 increased from 13.9 percent in 1Q13, primarily reflecting higher ratios in the Retail and Employer Group segments and Other Businesses.

Balance sheet

At March 31, 2014, the company had cash, cash equivalents, and investment securities of $11.71 billion, up $772 million from $10.94 billion at December 31, 2013, reflecting higher balances associated with increased revenues for 1Q14 versus 4Q13, and higher net unrealized gains due to lower market interest rates in the first quarter.

Parent company cash and short-term investments of $399 million at March 31, 2014 decreased $109 million from $508 million at December 31, 2013, primarily reflecting share repurchases, capital expenditures, and payment of a cash dividend to shareholders during 1Q14. Cash and short-term investments at the parent increased $197 million year over year from $202 million at March 31, 2013, due primarily to a higher profit contribution by non-insurance businesses and lower share repurchase activity than in 1Q13.

Days in claims payable of 48.0 at March 31, 2014 increased slightly from 47.8 days at December 31, 2013.

At March 31, 2014, net receivables of $54 million related to the premium stabilization programs, commonly referred to as the 3Rs, were included primarily in other long-term assets.

Debt-to-total capitalization at March 31, 2014 was 21.1 percent, down 70 basis points from 21.8 percent at December 31, 2013, primarily reflecting higher capitalization associated with 1Q14 earnings.

Cash flows from operations

Cash flows provided by operations for 1Q14 were $671 million compared to cash flows provided by operations of $412 million in 1Q13. The 1Q14 year-over-year increase in cash flows from operations primarily reflected changes in working capital items partially offset by lower net income.

Share repurchases and cash dividends

During 1Q14, the company executed share repurchases of $11 million, or 100,000 of its outstanding shares, at an average price of $113.44 per share under a previous share repurchase authorization. In April 2014, the Board of Directors replaced its previous share repurchase authorization (of which approximately $569 million remained unused) with a new $1 billion repurchase authorization with an expiration date of June 30, 2016.

The company paid cash dividends to its stockholders totaling $44 million in 1Q14 and $42 million in 1Q13.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with the Centers for Medicare and Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transitions (LI-NET) program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits.

Retail Segment Highlights

Pretax results:

•	Retail segment pretax income of $262 million in 1Q14 compared to $350 million in 1Q13, a decrease of $88 million, due primarily to lower results in the company’s stand-alone Prescription Drug Plans (PDPs) and investment spending for exchanges and new state-based contracts(a), partially offset by favorable Medicare Advantage medical cost utilization and membership growth in Medicare Advantage, stand-alone PDP and individual commercial medical offerings. Additionally, year-over-year comparisons reflect the absence of the impact of sequestration for the company’s Medicare business during 2013.

Enrollment:

•	Individual Medicare Advantage membership was 2,330,800 as of March 31, 2014, an increase of 318,700, or 15.8 percent, from 2,012,100 at March 31, 2013 and up 262,100, or 12.7 percent from 2,068,700 at December 31, 2013, primarily due to net membership additions associated with the 2014 plan year, particularly for HMO offerings.

•	Membership in the company’s individual stand-alone PDPs was 3,852,100 at March 31, 2014, an increase of 649,800, or 20.3 percent, from 3,202,300 at March 31, 2013 and up 580,400 or 17.7 percent, from 3,271,700 at December 31, 2013. These increases resulted primarily from growth in the company’s innovative Humana-Walmart plan offering.

•	Individual commercial medical membership increased to 715,600 at March 31, 2014, an increase of 254,800 or 55.3 percent, from 460,800 at March 31, 2013 and up 210,200 or 41.6 percent, from 505,400 at December 31, 2013. This membership growth primarily reflects new sales, both on-exchange and off-exchange, of plans compliant with the changes mandated by health care reform.

•	Enrollment applications for the company’s 2014 health care exchange offerings totaled approximately 700,000 through the health care exchange open enrollment period which began on October 1, 2013 and ran through March 31, 2014, with certain exceptions. Nearly 430,000 of these applications relate to coverage effective beginning in the second quarter of 2014.

•	Medical membership in state-based Medicaid plans increased to 129,600 at March 31, 2014, an increase of 56,300 or 76.8 percent, from 73,300 at March 31, 2013 and up 44,100 or 51.6 percent, from 85,500 at December 31, 2013. This increase was primarily driven by the addition of Medicaid Temporary Assistance for Needy Families (TANF) and Long-Term Support Services (LTSS) membership from state-based contracts in Kentucky and Florida.

•	Membership in individual specialty products(b) was 1,123,700 at March 31, 2014, an increase of 164,100 or 17.1 percent, from 959,600 at March 31, 2013 and up 81,200, or 7.8 percent, from 1,042,500 at December 31, 2013, primarily due to increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 1Q14 premiums and services revenue for the Retail segment was $8.09 billion, an increase of 17.1 percent from $6.91 billion in 1Q13. The increase resulted primarily from a 15.6 percent increase in average individual Medicare Advantage membership year over year and membership growth related to health care exchanges that more than offset the impact of sequestration.

Benefits expense:

•	The 1Q14 benefit ratio for the Retail segment of 85.3 percent decreased slightly from 85.9 percent in 1Q13 primarily due to the inclusion of the health insurance industry fee in the pricing of the company’s products and lower utilization in the Medicare Advantage business. These items were partially offset by the absence of sequestration in 1Q13 and the impact of higher specialty drug costs and the new health care exchange offerings in 1Q14.

•	Retail segment benefits expense for 1Q14 included the beneficial effect of $222 million in favorable prior-year development compared to $178 million in 1Q13.

Operating costs:

•	The Retail segment’s operating cost ratio of 11.4 percent in 1Q14 increased 250 basis points from 8.9 percent in 1Q13. The increase resulted primarily from the non-deductible health insurance industry fee mandated by health care reform, acquisition costs for new Medicare Advantage members and investment spending for health care exchanges and new state-based contracts(a).

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and voluntary benefit products, as well as ASO products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Pretax results:

•	The 1Q14 Employer Group segment pretax income of $226 million compared to a pretax income of $212 million(c) in 1Q13, reflecting a decrease in the benefit ratio partially offset by an increase in the operating cost ratio.

Enrollment:

•	Fully-insured group Medicare Advantage membership was 477,600 at March 31, 2014, an increase of 64,800 members, or 15.7 percent, from 412,800 at March 31, 2013 and up 48,500, or 11.3 percent, from 429,100 at December 31, 2013, primarily due to the addition of a new large account.

•	Group fully-insured commercial medical membership was 1,200,200 at March 31, 2014, representing a slight increase from 1,197,800 at March 31, 2013 and a 36,800 decrease, or 3.0 percent from 1,237,000 at December 31, 2013, as higher small group business membership year over year was offset by lower membership in large group accounts. Approximately 62 percent of group fully-insured commercial medical membership was in small group accounts at March 31, 2014 versus 60 percent at March 31, 2013 and 61 percent at December 31, 2013.

•	Group ASO commercial medical membership decreased to 1,142,000 at March 31, 2014, a decrease of 58,800, or 4.9 percent, from 1,200,800 at March 31, 2013, and down 20,800, or 1.8 percent from 1,162,800 at December 31, 2013. This decline reflects continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products(b) of 6,600,900 at March 31, 2014, declined 673,100, or 9.3 percent, from 7,274,000 at March 31, 2013, and declined 179,900, or 2.7 percent from 6,780,800 at December 31, 2013. This decrease resulted from declines in dental and vision membership related to the company’s planned discontinuance of certain unprofitable product distribution partnerships.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, rose 908,100, or 34 percent to 3,555,700 at March 31, 2014 from 2,647,600 at March 31, 2013 and rose 724,700, or 26 percent from 2,831,000 at December 31, 2013 primarily due to the addition of group Medicare members as well as individual Medicare Advantage and fully-insured individual commercial medical membership growth.

Premiums and services revenue:

•	The 1Q14 premiums and services revenue for the Employer Group segment was $3.10 billion, up approximately 9.2 percent from $2.83 billion in 1Q13, primarily reflecting the impacts of higher average group Medicare Advantage membership.

Benefits expense:

•	The 1Q14 benefit ratio for the Employer Group segment was 78.8 percent, a decline of 80 basis points from 79.6 percent for 1Q13. The year-over-year decrease in the benefit ratio primarily reflected the inclusion of the health insurance industry fee and other health-care-reform-related taxes and fees in pricing and lower medical cost trends in group Medicare Advantage and commercial group businesses.

•	Employer Group segment benefits expense for 1Q14 included the beneficial effect of $74 million in favorable prior-year development compared to $86 million in 1Q13.

Operating costs:

•	The Employer Group segment’s operating cost ratio was 16.1 percent in 1Q14, an increase of 80 basis points from 15.3 percent(c) in 1Q13, primarily reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform, partially offset by an increase in group Medicare Advantage membership which generally carries a lower operating cost ratio than group commercial medical membership.

HEALTHCARE SERVICES SEGMENT

This segment includes services offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services.

Healthcare Services Segment Highlights

Pretax results:

•	Healthcare Services segment pretax income of $185 million in 1Q14 increased from $118 million(c) in 1Q13, reflecting revenue growth and increased profit contribution from the pharmacy solutions business and the home based services business, as they serve the company’s growing Medicare Advantage membership.

Revenues:

•	Revenues of $4.61 billion in 1Q14 for the Healthcare Services segment increased $841 million, or 22.3 percent, from $3.77 billion(c) in 1Q13, primarily due to growth in the company’s pharmacy solutions and home based services businesses.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio was 95.2 percent in 1Q14, a decrease of 70 basis points from 95.9 percent(c) in 1Q13, primarily reflecting scale efficiencies associated with growth in the company’s pharmacy solutions and home based services businesses.

Operating statistics:

•	Primary care providers in risk arrangements of approximately 13,200 at March 31, 2014 increased 31 percent from 10,100 at March 31, 2013, primarily driven by the company’s focus on increasing the number of members served through these risk arrangements.

•	Membership in the Humana Chronic Care Program rose to 297,500 at March 31, 2014, up 65 percent from 180,300 at March 31, 2013, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for the company’s Medicare Advantage membership.

•	Pharmacy script volumes of 78.6 million for the quarter ended March 31, 2014 increased 18 percent compared to 66.6 million for the quarter ended March 31, 2013, driven primarily by higher average medical membership.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services business and closed-block long-term care insurance policies. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Pretax results:

•	Other Businesses reported a pretax income of $25 million in 1Q14 versus pretax income of $58 million in 1Q13. The 1Q13 results include the beneficial effect of a $48 million favorable settlement of contract claims with the DoD related to previously-disclosed litigation. Excluding the impact of this settlement, the underlying year-over-year improvement resulted from higher pretax income in the military services business.

Premium revenue:

•	Premium revenue for Other Businesses declined substantially in 1Q14 compared to 1Q13 due to the previously announced exit from the company’s Puerto Rico Medicaid business effective September 30, 2013.

Footnotes

(a)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(b)	The company provides a full range of insured specialty products including dental, vision and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(c)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate , Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. In addition, if Humana is unable to adjust its business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	Humana’s participation in, and the operational functionality of, the new federal and state health care exchanges, which have experienced certain technical difficulties in their early implementation and which entail uncertainties associated with mix and volume of business, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2013;

•	Form 8-Ks filed during 2014.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

Humana Inc. – Earnings Guidance Points as of May 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Diluted earnings per common share	$7.25 to $7.75	Includes $0.40 to $0.75 per share in investment spending for state-based contracts and individual health care exchange businesses.

Revenues
Consolidated	$47 billion to $49 billion	Revenues include expected investment income.

Segments Retail segment	$32.5 billion to $34.5 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Employer Group segment	$12 billion to $13 billion

Healthcare Services segment	$19.0 billion to $19.5 billion

Consolidated investment income	$350 million to $400 million	Investment income is included in revenue guidance above.
Change in ending medical membership
Retail segment
Medicare Advantage (MA)	Up 345,000 to 365,000	Includes MA membership sold directly to individuals as well as dual-eligible MA members from state-based contracts.

Medicare stand-alone PDPs	Up 550,000 to 600,000	Medicare stand-alone PDP membership excludes LI-NET.

State-based Medicaid	Up 225,000 to 275,000	Includes Medicaid Temporary Assistance for Needy Families (TANF) which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts.

Individual commercial	Up 350,000 to 500,000	Includes membership expectations for both on-exchange and off-exchange enrollment.
Medicare Supplement	Up 20,000 to 40,000

Employer Group segment
Medicare Advantage Commercial fully-insured	Up 50,000 to 70,000 Down 20,000 to 30,000

Commercial ASO	Down 10,000 to 30,000

Benefit ratios		Benefits expense as a percent of premiums.
Retail segment Employer Group segment	83.0% to 85.0% 83.0% to 84.0%

Humana Inc. – Earnings Guidance Points as of May 7, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Operating cost ratios Consolidated Healthcare Services segment	15.4% to 16.0% 95.5% to 96.0%	Operating costs as a percent of total revenues excluding investment income.

Consolidated depreciation and amortization (D&A)		Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement.
Income statement	$340 million to $360 million

Cash flows statement	$445 million to $465 million

Consolidated interest expense	$140 million to $145 million

Pretax results Retail segment	$1.2 billion to $1.3 billion	Segment-level pretax results include the impact of net investment income.

Employer Group segment	$300 million to $350 million

Healthcare Services segment	$600 million to $650 million

Effective Tax Rate	45% to 47%	Reflects the non-deductibility of the health insurance industry fee.

Diluted shares	157 million to 158 million	Projections exclude the impact of future share repurchases.

Cash flows from operations	$1.1 billion to $1.4 billion	Includes anticipated FY14 receivables of $575 million to $775 million related to health care exchange risk adjustment, reinsurance, and risk corridor programs.
Capital expenditures	$525 million to $575 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q14 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q14 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income

S-4-5	Quarterly Segment Financial Information

S-6	Consolidated Balance Sheets

S-7	Consolidated Statements of Cash Flows

S-8	Key Income Statement Ratios and Segment Operating Results

S-9-10	Healthcare Services Segment Metrics

S-11	Membership Detail

S-12	Premiums and Services Revenue Detail

S-13	Medicare Summary

S-14	Investments

S-15-17	Benefits Payable Detail and Statistics

S-18	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended March 31,		Dollar	Percentage
	2014	2013	Change	Change
Revenues:
Premiums	$11,083	$9,868	$1,215	12.3%
Services	538	525	13	2.5%
Investment income	91	93	(2)	-2.2%

Total revenues	11,712	10,486	1,226	11.7%

Operating expenses:
Benefits	9,124	8,195	929	11.3%
Operating costs	1,785	1,446	339	23.4%
Depreciation and amortization	82	80	2	2.5%

Total operating expenses	10,991	9,721	1,270	13.1%

Income from operations	721	765	(44)	-5.8%
Interest expense	35	35	—	0.0%

Income before income taxes	686	730	(44)	-6.0%
Provision for income taxes	318	257	61	23.7%

Net income	$368	$473	$(105)	-22.2%

Basic earnings per common share	$2.37	$2.97	$(0.60)	-20.2%
Diluted earnings per common share	$2.35	$2.95	$(0.60)	-20.3%
Shares used in computing basic earnings per common share (000’s)	155,091	158,917
Shares used in computing diluted earnings per common share (000’s)	156,647	160,403

Humana Inc.

1Q14 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$6,460	$1,384	$—	$—	$—	$7,844
Medicare stand-alone PDP	863	2	—	—	—	865

Total Medicare	7,323	1,386	—	—	—	8,709

Fully-insured	525	1,329	—	—	—	1,854
Specialty	59	275	—	—	—	334
Military services	—	—	—	6	—	6
Medicaid and other (A)	169	—	—	11	—	180

Total premiums	8,076	2,990	—	17	—	11,083

Services revenue:
Provider	—	5	290	—	—	295
ASO and other (B)	14	81	—	127	—	222
Pharmacy	—	—	21	—	—	21

Total services revenue	14	86	311	127	—	538

Total revenues—external customers	8,090	3,076	311	144	—	11,621

Intersegment revenues
Services	—	19	3,454	—	(3,473)	—
Products	—	—	846	—	(846)	—

Total intersegment revenues	—	19	4,300	—	(4,319)	—

Investment income	19	10	—	15	47	91

Total revenues	8,109	3,105	4,611	159	(4,272)	11,712

Operating expenses:
Benefits	6,887	2,356	—	28	(147)	9,124
Operating costs	923	499	4,390	102	(4,129)	1,785
Depreciation and amortization	37	24	36	4	(19)	82

Total operating expenses	7,847	2,879	4,426	134	(4,295)	10,991

Income from operations	262	226	185	25	23	721
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$262	$226	$185	$25	$(12)	$686

Benefit ratio	85.3%	78.8%		164.7%		82.3%
Operating cost ratio	11.4%	16.1%	95.2%	70.8%		15.4%

Humana Inc.

1Q13 Segment Financial Information (W)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,736	$1,190	$—	$—	$—	$6,926
Medicare stand-alone PDP	761	2	—	—	—	763

Total Medicare	6,497	1,192	—	—	—	7,689

Fully-insured	279	1,268	—	—	—	1,547
Specialty	49	275	—	—	—	324
Military services	—	—	—	11	—	11
Medicaid and other (A)	79	—	—	218	—	297

Total premiums	6,904	2,735	—	229	—	9,868

Services revenue:
Provider	—	4	306	—	—	310
ASO and other (B)	2	84	—	120	—	206
Pharmacy	—	—	9	—	—	9

Total services revenue	2	88	315	120	—	525

Total revenues—external customers	6,906	2,823	315	349	—	10,393

Intersegment revenues
Services	—	11	2,801	—	(2,812)	—
Products	—	—	654	—	(654)	—

Total intersegment revenues	—	11	3,455	—	(3,466)	—

Investment income	18	11	—	15	49	93

Total revenues	6,924	2,845	3,770	364	(3,417)	10,486

Operating expenses:
Benefits	5,929	2,177	—	187	(98)	8,195
Operating costs	613	433	3,616	115	(3,331)	1,446
Depreciation and amortization	32	23	36	4	(15)	80

Total operating expenses	6,574	2,633	3,652	306	(3,444)	9,721

Income from operations	350	212	118	58	27	765
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$350	$212	$118	$58	$(8)	$730

Benefit ratio	85.9%	79.6%		81.7%		83.0%
Operating cost ratio	8.9%	15.3%	95.9%	33.0%		13.9%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	YTD Change
	2014	2013	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,662	$1,138
Investment securities	8,248	8,090
Receivables, net	1,460	950
Other current assets	2,605	2,122

Total current assets	13,975	12,300	$1,675	13.6%
Property and equipment, net	1,244	1,218
Long-term investment securities	1,800	1,710
Goodwill	3,699	3,733
Other long-term assets	1,848	1,774

Total assets	22,566	20,735	$1,831	8.8%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	4,432	3,893
Trade accounts payable and accrued expenses	2,752	1,821
Book overdraft	267	403
Unearned revenues	263	206

Total current liabilities	7,714	6,323	$1,391	22.0%
Long-term debt	2,598	2,600
Future policy benefits payable	2,199	2,207
Other long-term liabilities	330	289

Total liabilities	12,841	11,419	$1,422	12.5%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 197,498,599 issued at March 31, 2014	33	33
Capital in excess of par value	2,333	2,267
Retained earnings	9,266	8,942
Accumulated other comprehensive income	226	158
Treasury stock, at cost, 42,714,365 shares at March 31, 2014	(2,133)	(2,084)

Total stockholders’ equity	9,725	9,316	$409	4.4%

Total liabilities and stockholders’ equity	$22,566	$20,735	$1,831	8.8%

Debt-to-total capitalization ratio	21.1%	21.8%
Return on Invested Capital (ROIC)—trailing 12 months	9.4%	10.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended March 31,		Dollar	Percentage
	2014	2013	Change	Change
Cash flows from operating activities
Net income	$368	$473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107	102
Net realized capital gains	(1)	(5)
Stock-based compensation	33	32
Benefit for deferred income taxes	(26)	—
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(524)	(588)
Other assets	(566)	(130)
Benefits payable	539	311
Other liabilities	684	190
Unearned revenues	57	13
Other, net	—	14

Net cash provided by operating activities	671	412	$259	62.9%

Cash flows from investing activities
Acquisitions, net of cash acquired	(6)	(5)
Purchases of property and equipment	(106)	(90)
Proceeds from sale of business	72	—
Purchases of investment securities	(507)	(783)
Maturities of investment securities	258	294
Proceeds from sales of investment securities	118	192

Net cash used in investing activities	(171)	(392)	$221	56.4%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	220	236
Change in book overdraft	(136)	(34)
Common stock repurchases	(49)	(94)
Excess tax benefit from stock-based compensation	8	1
Dividends paid	(44)	(42)
Proceeds from stock option exercises and other	25	5

Net cash provided by financing activities	24	72	($48)	-66.7%

Increase in cash and cash equivalents	524	92
Cash and cash equivalents at beginning of period	1,138	1,306

Cash and cash equivalents at end of period	$1,662	$1,398

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended March 31,			Percentage
	2014	2013	Difference	Change
Benefit ratio
Retail	85.3%	85.9%	-0.6%
Employer Group	78.8%	79.6%	-0.8%
Other Businesses	164.7%	81.7%	83.0%
Consolidated	82.3%	83.0%	-0.7%
Operating cost ratio
Retail	11.4%	8.9%	2.5%
Employer Group	16.1%	15.3%	0.8%
Healthcare Services	95.2%	95.9%	-0.7%
Other Businesses	70.8%	33.0%	37.8%
Consolidated	15.4%	13.9%	1.5%
Detail of pretax income
Retail	$262	$350	($88)	-25.1%
Employer Group	$226	$212	$14	6.6%
Healthcare Services	$185	$118	$67	56.8%
Other Businesses	$25	$58	($33)	-56.9%
Consolidated	$686	$730	($44)	-6.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	March 31, 2014	March 31, 2013	Difference		December 31, 2013	Difference
Primary Care Providers:
Risk (C)
Owned / JV	2,900	2,800	100	3.6%	2,900	—	0.0%
Contracted	10,300	7,300	3,000	41.1%	8,400	1,900	22.6%
Path-to-Risk (D)	27,100	21,600	5,500	25.5%	22,300	4,800	21.5%
Medicare Care Management Professionals:
Employed	6,400	3,400	3,000	88.2%	5,500	900	16.4%
Contracted	8,600	4,200	4,400	104.8%	7,200	1,400	19.4%

Total	15,000	7,600	7,400	97.4%	12,700	2,300	18.1%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	297,500	180,300	117,200		280,200	17,300
Number of high-risk discharges enrolled in Humana Transitions Program	9,400	4,100	5,300

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	March 31, 2014	March 31, 2013	Difference		December 31, 2013	Difference
Pharmacy:
Generic Dispense Rate
Retail	87.1%	86.2%	0.9%		86.2%	0.9%
Employer Group	80.7%	79.3%	1.4%		79.8%	0.9%
Total	86.4%	85.4%	1.0%		85.5%	0.9%

Mail-Order Penetration
Retail	24.2%	22.9%	1.3%		23.3%	0.9%
Employer Group	13.7%	14.6%	-0.9%		14.1%	-0.4%
Total	23.1%	21.9%	1.2%		22.2%	0.9%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume
Retail	70,400	58,900	11,500	19.5%	62,700	7,700	12.3%
Employer Group	8,200	7,700	500	6.5%	8,200	—	0.0%

Total	78,600	66,600	12,000	18.0%	70,900	7,700	10.9%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-Year Change		Ending	Sequential Change
	March 31, 2014	1Q14	March 31, 2013	Amount	Percent	December 31, 2013	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,330.8	2,323.8	2,012.1	318.7	15.8%	2,068.7	262.1	12.7%
Medicare stand-alone PDPs	3,852.1	3,831.6	3,202.3	649.8	20.3%	3,271.7	580.4	17.7%
Individual commercial	715.6	645.1	460.8	254.8	55.3%	505.4	210.2	41.6%
State-based Medicaid (E)	129.6	118.7	73.3	56.3	76.8%	85.5	44.1	51.6%
Medicare Supplement	118.4	117.4	87.6	30.8	35.2%	94.7	23.7	25.0%

Total Retail	7,146.5	7,036.6	5,836.1	1,310.4	22.5%	6,026.0	1,120.5	18.6%

Employer Group
Medicare Advantage fully-insured	477.6	475.7	412.8	64.8	15.7%	429.1	48.5	11.3%
Medicare stand-alone PDPs	4.4	4.4	3.8	0.6	15.8%	4.2	0.2	4.8%
Fully-insured medical commercial	1,200.2	1,202.8	1,197.8	2.4	0.2%	1,237.0	(36.8)	-3.0%
ASO commercial	1,142.0	1,129.1	1,200.8	(58.8)	-4.9%	1,162.8	(20.8)	-1.8%

Total Employer Group	2,824.2	2,812.0	2,815.2	9.0	0.3%	2,833.1	(8.9)	-0.3%

Other Businesses
Military services	3,098.0	3,094.8	3,111.8	(13.8)	-0.4%	3,101.8	(3.8)	-0.1%
Puerto Rico Medicaid and other	37.9	38.2	550.7	(512.8)	-93.1%	23.4	14.5	62.0%

Total Other Businesses	3,135.9	3,133.0	3,662.5	(526.6)	-14.4%	3,125.2	10.7	0.3%

Total Medical Membership	13,106.6	12,981.6	12,313.8	792.8	6.4%	11,984.3	1,122.3	9.4%

Specialty Membership:
Retail
Dental - fully-insured	803.2	775.7	687.7	115.5	16.8%	739.3	63.9	8.6%
Vision	176.7	169.2	131.2	45.5	34.7%	156.5	20.2	12.9%
Other supplemental benefits (F)	143.8	145.3	140.7	3.1	2.2%	146.7	(2.9)	-2.0%

Total Retail	1,123.7	1,090.2	959.6	164.1	17.1%	1,042.5	81.2	7.8%

Employer Group
Dental - fully-insured	2,397.6	2,401.3	2,503.9	(106.3)	-4.2%	2,513.5	(115.9)	-4.6%
Dental - ASO	800.4	801.1	867.9	(67.5)	-7.8%	873.0	(72.6)	-8.3%
Vision	2,072.3	2,075.1	2,543.6	(471.3)	-18.5%	2,035.8	36.5	1.8%
Other supplemental benefits (F)	1,330.6	1,345.0	1,358.6	(28.0)	-2.1%	1,358.5	(27.9)	-2.1%

Total Employer Group	6,600.9	6,622.5	7,274.0	(673.1)	-9.3%	6,780.8	(179.9)	-2.7%

Total Specialty Membership	7,724.6	7,712.7	8,233.6	(509.0)	-6.2%	7,823.3	(98.7)	-1.3%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (G)
	Three Months Ended March 31,		Dollar	Percentage	Three Months Ended March 31,
	2014	2013	Change	Change	2014	2013
Premiums and Services Revenue
Retail:
Medicare Advantage	$6,460	$5,736	$724	12.6%	$927	$951
Medicare stand-alone PDPs	863	761	102	13.4%	75	79
Individual commercial	468	236	232	98.3%	242	173
State-based Medicaid (E)	169	79	90	113.9%	475	346
Medicare Supplemental	57	43	14	32.6%	162	165
Specialty	59	49	10	20.4%	18	17
ASO & other services (B)	14	2	12	600.0%

Total Retail	8,090	6,906	1,184	17.1%

Employer Group:
Medicare Advantage fully-insured	1,384	1,190	194	16.3%	970	964
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,329	1,268	61	4.8%	368	351
Specialty	275	275	—	0.0%	16	14
ASO & other services (B)	105	99	6	6.1%

Total Employer Group	3,095	2,834	261	9.2%

Healthcare Services:
Pharmacy solutions	3,878	3,094	784	25.3%
Provider services	559	561	(2)	-0.4%
Home based services	141	83	58	69.9%
Integrated behavioral health services	33	32	1	3.1%

Total Healthcare Services	4,611	3,770	841	22.3%

Other Businesses:
Military services (H)	110	110	—	0.0%
Puerto Rico Medicaid and other (I)	34	239	(205)	-85.8%	96	131

Total Other Businesses	$144	$349	$(205)	-58.7%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (G)
	Three Months Ended March 31,		Year-over-year Change		Three Months Ended March 31,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$7,844	$6,926	$918	13.3%	$934	$953
Medicare stand-alone PDPs	865	763	102	13.4%	75	$79

Total Medicare	$8,709	$7,689	$1,020	13.3%

	Ending	Ending	Year-over-year Change
	March 31, 2014	March 31, 2013	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,808.4	2,424.9	383.5	15.8%
Medicare stand-alone PDPs	3,856.5	3,206.1	650.4	20.3%

Total Medicare	6,664.9	5,631.0	1,033.9	18.4%

			Member Mix
	Ending	Ending	March 31,	March 31,
	March 31, 2014	March 31, 2013	2014	2013
Retail Segment Detail
Medicare Advantage Membership
HMO	1,232.6	1,015.0	52.9%	50.4%
PPO	1,098.2	997.1	47.1%	49.6%

Total Individual Medicare	2,330.8	2,012.1	100.0%	100.0%

Medicare Advantage Membership
Risk (C)	656.1	530.3	28.1%	26.3%
Path-to-Risk (D)	587.4	408.0	25.2%	20.3%
Other	1,087.3	1,073.8	46.7%	53.4%

Total Individual Medicare	2,330.8	2,012.1	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	3/31/2014	12/31/2013	3/31/2013
Investment Portfolio:
Cash & cash equivalents	$1,662	$1,138	$1,398
Investment securities	8,248	8,090	8,141
Long-term investment securities	1,800	1,710	1,824

Total investment portfolio	$11,710	$10,938	$11,363

Duration (J)	4.36	4.33	4.21

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,662	$1,138	$1,398

U.S. Government and agency obligations
U.S. Treasury and agency obligations	520	584	552
U.S. Government residential mortgage-backed	1,845	1,792	1,585
U.S. Government commercial mortgage-backed	27	28	33

Total U.S. Government and agency obligations	2,392	2,404	2,170

Tax-exempt municipal securities
Pre-refunded	200	222	322
Insured	556	548	613
Other	2,397	2,188	2,235
Auction rate securities	13	13	13

Total tax-exempt municipal securities	3,166	2,971	3,183

Residential mortgage-backed
Prime residential mortgages	19	21	29
Alt-A residential mortgages	1	1	1
Sub-prime residential mortgages	—	—	1

Total residential mortgage-backed	20	22	31

Commercial mortgage-backed	665	673	694

Asset-backed securities	50	63	85

Corporate securities
Financial services	811	825	889
Other	2,944	2,842	2,913

Total corporate securities	3,755	3,667	3,802

Total investment portfolio	$11,710	$10,938	$11,363

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	March 31, 2014	March 31, 2013	December 31, 2013
Detail of benefits payable
IBNR and other benefits payable (K)	$3,523	$3,442	$3,199
Unprocessed claim inventories (L)	363	327	313
Processed claim inventories (M)	324	150	202
Payable to pharmacy benefit administrator (N)	221	169	179

Benefits payable, excluding military services	4,431	4,088	3,893
Military services benefits payable (O)	1	2	—

Total Benefits Payable	$4,432	$4,090	$3,893

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013
Year-to-date changes in benefits payable, excluding military services (P)
Balances at January 1	$3,893	$3,775	$3,775
Acquisitions	—	—	5
Incurred related to:
Current year	9,427	8,476	32,711
Prior years (Q)	(297)	(266)	(474)

Total incurred	9,130	8,210	32,237

Paid related to:
Current year	(5,737)	(5,255)	(29,103)
Prior years	(2,855)	(2,642)	(3,021)

Total paid	(8,592)	(7,897)	(32,124)

Balances at end of period	$4,431	$4,088	$3,893

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$9,130	$8,210	$32,237
Military services benefit expense	1	(40)	(27)
Future policy benefit expense (R)	(7)	25	354

Consolidated Benefit Expense	$9,124	$8,195	$32,564

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)

	2014	2013	Change	Percentage Change
1st Quarter Average	13.6	12.5	1.1	8.8%
2nd Quarter Average		13.1	n/a	n/a
3rd Quarter Average		13.4	n/a	n/a
4th Quarter Average		13.4	n/a	n/a

Full Year Average	13.6	13.1	0.5	3.8%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5

3/31/2014	$363	1,334	4.9

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%

3/31/2014	48.0	(1.0)	-2.0%

Year-to-Date Change in Days in Claims Payable (V)

	2014	FY 2013
DCP—beginning of period	47.8	48.5
Components of change in DCP:
Change in unprocessed claims inventories	0.5	0.1
Change in processed claims inventories	1.3	(0.4)
Change in pharmacy payment cutoff	0.1	0.1
Change in capitation/provider settlements	(1.5)	(0.3)
All other	(0.2)	(0.2)

DCP—end of period	48.0	47.8

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q14 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(D)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(E)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) from state-based contracts.
(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(G)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(H)	Military services revenues are generally not contracted on a per-member basis.
(I)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care insurance policies as well as services revenue.
(J)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(K)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(L)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(M)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(N)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(O)	Military services benefits payable primarily consists of IBNR related to the company’s veterans contracts.
(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(S)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 94% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(W)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.